FOR:	Consolidated Graphics, Inc.
CONTACT:	Joe R. Davis Chief Executive Officer Consolidated Graphics, Inc. (713) 787-0977
Christine Mohrmann/Eric Boyriven FD (212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS TO PRESENT AT CJS SECURITIES CONFERENCE

HOUSTON, TEXAS – August 8, 2007 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the Seventh Annual Summer “New Ideas” Small-Cap Investor Conference, sponsored by CJS Securities on Tuesday, August 14, 2007 in White Plains, NY. Joe R. Davis, Chairman and Chief Executive Officer, will be conducting the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of the Company’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of the presentation.

Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 68 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at www.cgx.com.

# # #